Exhibit 10.16
CONFIDENTIAL
Contract Manufacturing Agreement
This Contract Manufacturing Agreement (the “Agreement”) is made as of October 18, 2005, (the “Effective Date”) by and between Life Science Outsourcing, its principal offices being located at 830 Challenger Street, Brea, CA 92821 (“LSO”) and Asthmatx, its principal offices being located at 1340 Space Park Way, Mountain View, CA 94043 (“Buyer”).
AGREEMENT
In consideration of the mutual covenants, promises, and conditions set forth below, the parties, intending to be bound, agree as follows:
1.	Definitions. The following capitalized terms when used in this Agreement shall have the respective meanings set forth below.
a.	“Bill of Material” shall mean any materials and components lists and related instructions and information provided by Buyer to LSO and concerning components required or preferred for the manufacture of a Product by LSO pursuant to this Agreement.

b.	“Credit Exposure” shall mean the total of outstanding accounts receivables, non cancelable purchase commitments, on hand raw component inventory, work in process and finished goods inventory.

c.	“Disclosing Party” shall have the meaning stated in Section 14 hereof.

d.	“Effective Date” shall have the meaning stated in the preamble of this Agreement.

e.	“Improvements” shall mean all improvements to Buyer Patents or Know-How hereafter created or acquired during the term of this Agreement by LSO or jointly by one or more employees of Buyer and LSO, including without limitation advances, developments, modifications, enhancements, variations, revisions, adaptations, extensions or any element thereof, utilizing or incorporating, or based on, the Know-How or Patents, whether able to be patented or not.

f.	“Intellectual Property” shall mean trade secrets, ideas, inventions, designs, developments, devices, methods or processes (whether patented or able to be patented and whether or not reduced to practice) and all patents and patent applications related thereto; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; and all registrations and applications for registration related thereto; and all other intellectual or industrial property rights, to the extent in or related to the Products.

g.	“Know-How” shall mean the know-how, technical information and confidential

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technical data, together with all trade secrets, non-patented technical knowledge and inventions, confidential manufacturing procedures and methods, that are related to the Products.

h.	“Losses” shall mean any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), and amounts paid in settlement.

i.	“Patents” shall mean those patents and patent applications that are now or hereafter owned or acquired by Buyer and relate to the Products.

j.	“Products” shall mean components, manufacturing materials, in process, finished, and returned devices as defined by 21CFR Part 820, and identified in Exhibit A hereto, which shall be described in detail in the Specifications.

k.	“Proprietary Information” shall have the meaning stated in Section 14(b).

l.	“Recipient” shall have the meaning stated in Section 14(a).

m.	“Safety Stock” shall have the meaning of inventory above current forecasted requirements which both parties agree LSO can have on hand and or on order to meet any additional upside flexibility Buyer may require for its Products.

n.	“Specifications” shall mean any requirement with which a product, process, service, or other activity must conform, and may include drawings, prints, instructions and similar materials provided by Buyer to LSO and relating to a Product to be manufactured by LSO pursuant to this Agreement.
2.	Supply Obligations. During the Term of this Agreement, LSO shall manufacture Products for the Buyer per the Buyer’s requirements for the Products, subject to and in accordance with the terms and conditions set forth in this Agreement, including without limitation the Specifications. LSO will not deviate from Buyer’s approved procedures or instructions without prior written consent from Buyer. If LSO finds that an unapproved deviation has been made, LSO will notify buyer within one (1) business day of discovery of the deviation and will, at Buyer’s sole discretion, either scrap affected product at LSO’s expense or rework affected product at LSO’s expense. Work in process which is more than 50% complete in terms of time or material content will be paid or credited at full unit cost.
a.	Resources and Staffing. LSO will provide and maintain adequate resources and staffing in order to meet the terms of this Agreement. LSO will maintain the competencies of LSO personnel that have been trained by the Buyer to manufacture Products per Specifications, and will make best efforts to minimize the impact of potential LSO personnel turnover. LSO will notify Buyer if personnel are to be added to or removed from the Buyer’s production line at LSO. LSO will notify Buyer if the Buyer’s production line is to be moved within the LSO facility or to another LSO facility.

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3.	Quality Assurance. Quality System, and Regulatory Assurance Requirements. As specified in Contract Manufacturing Quality Agreement

4.	Tools and Fixtures. Buyer shall be responsible for purchasing all custom tooling and custom fixtures that are required for manufacturing of the Products (including any tooling and fixtures required due to a change to the Specifications), which LSO does not otherwise own as of the Effective Date. All tooling and fixtures purchased by Buyer shall be held by LSO in trust for Buyer’s exclusive use in accordance with manufacturing and testing procedures established for the Products. Such tooting and fixtures shall be owned by Buyer and identified to LSO’s lenders, creditors, shareholders and other third parties as Buyer assets in the possession of LSO. Except for normal production maintenance, which will be the responsibility of LSO, Buyer shall be exclusively responsible for the costs to repair, calibrate, or replace such tooling and fixtures so long as such repair and replacement costs are incurred as a result of ordinary wear and tear. LSO and Buyer shall cooperate to obtain the best available pricing for all such tooling and fixtures. LSO agrees to execute and deliver on a quarterly basis a form UCC-1 or such other documents identifying all capital assets owned by Buyer.

5.	Cost Reductions and Manufacturing Support Activities. LSO and Buyer agree to seek ways to reduce the cost of manufacturing Products by methods such as obtaining alternate sources of materials and improved assembly or test methods. LSO and Buyer agree to meet periodically, but no less frequently than every six (6) months to identify cost reduction opportunities. The benefits of any cost reduction initiative proposed independently and implemented largely by LSO will be shared between LSO and Buyer on terms to be agreed and the benefits of any cost reduction initiative proposed independently by Buyer will be realized 100% by Buyer. The typical sharing structure for LSO proposed and implemented benefits will be 100% to LSO for the first full Quarter after implementation, thereafter moving 100% to Buyer. LSO will provide updated pricing as specified in Section 10(b).

LSO will be responsible for a reasonable level of manufacturing engineering support to solve production problems, or to assist in resolving supplier or sterilization problems. If an excessive amount of support is required to deal with particular problems or issues, LSO will negotiate in good faith with the Buyer to determine how the excessive support activities will be paid for.

6.	Forecasts. Buyer shall provide to LSO upon request a six (6) month non binding-rolling forecast of Buyer’s reasonably anticipated manufacturing requirements for each Product. All such forecasts provided by Buyer shall be confidential information, whether so marked or not, and shall be treated in accordance with Section 14 hereof.

7.	Orders: Changes, Cancellation, and Inventory Implications.
a.	Purchase Orders. LSO shall initiate manufacturing of Product within one (1) business day of receipt of a written purchase order (“Order”) from Buyer. LSO will acknowledge receipt of each Order (does not include delivery date) within one (1) business day of receipt. Orders shall specify a delivery date, or a date by which all manufacturing and test requirements have been completed such that

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products are ready to be transferred into the Buyer’s finished goods at LSO (“Lot Release Date”), not less than thirty (30) days from the date the Order is received at LSO, unless otherwise agreed in writing by LSO. Notwithstanding the foregoing, LSO shall use its commercially reasonable efforts to satisfy any Order that exceeds its obligations and in doing so shall make satisfaction of Buyer’s Order(s) a priority.

b.	Order Changes. The quantity or shipment date for any Order may be adjusted by mutual written agreement of the parties. LSO shall use its best efforts to accommodate any changes requested by Buyer. If Buyer requests changes in delivery dates delaying Orders for greater than 30 days from the originally scheduled delivery dates, Buyer agrees to Carrying Charges as outlined in 7(e).

c.	Order Cancellation. Buyer may cancel any Order; provided that in such event, LSO shall finish any work-in-process and Buyer shall purchase from LSO all finished goods inventory for which title has not passed to Buyer. LSO will not start manufacturing any additional unauthorized Product upon receiving cancellation.

d.	Materials Inventory. LSO shall be authorized to purchase and maintain raw materials, consumables, and component inventory necessary to build product to the forecast referenced in Section 6. The timing and quantities of the orders will be discussed in advance with the Buyer and shall generally be based on material lead-times, pre-defined inventory on-hand stocking levels, minimum purchase quantities imposed by suppliers, volume price breaks offered by suppliers, and the Product forecast referenced in Section 6. LSO will request from Buyer written authorization to purchase long lead or high cost inventory to be held as safety stock. Upon termination or cancellation of this Agreement, or upon planned obsolescence of specific materials or components by the Buyer, Buyer shall purchase from LSO, at LSO’s cost plus agreed upon mark up, any unused inventory and any inventory held as safety stock as long as it was purchased, stored, and used in accordance with this agreement. LSO will provide Buyer with inventory levels at the completion of all scheduled production builds. LSO will not deviate from the Buyer’s approved supplier list without prior written agreement from Buyer. LSO will store and use materials in a First-In-First-Out (FIFO) manner to ensure the oldest materials are consumed first.

In order to insure the continuing availability of the Buyer’s components and raw materials, LSO shall use its commercially reasonable best efforts to implement and utilize a material planning system and process that meets generally accepted industry standards. For any materials LSO purchases, LSO agrees to notify Buyer within one (1) business day from the time it is suspected that a material shortage may occur in tire future.

If LSO procures materials for the Buyer, the cost (i.e. mark up) for this service will be 15% of the purchased material cost. This markup covers planning activities related to procurement, actual procurement activities, receipt of materials, incoming inspection of materials and off-the-shelf components requiring

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documentation (e.g. COC) review, and general materials handling activities such as counting, labeling, and transferring of the materials to the appropriate storage area. All procured material requiring additional receiving inspection such as simple visual inspections, simple dimensional measurements, intensive visual or dimensional inspections, or testing will be marked up as stated above, and will carry an additional charge equal to the number of hours necessary to perform the inspection and testing multiplied by the rate specified in the most current version of LSO’s Proposal for Services.

Prior to LSO taking on the purchasing of materials for the Buyer, the Buyer agrees to negotiate in good faith with LSO to determine a payment plan by which LSO will pay back the Buyer over several months for the cost of taking on ownership of the Buyer’s initial raw material inventory (including the incremental inventory that must be purchased in order to bring the initial inventory up to a suitable safety stock level).

The Buyer understands that a small amount of material may be scrapped during the production process. LSO will invoice the Buyer for these scrapped materials on a monthly basis. LSO understands that the Buyer wilt review these invoices and that the Buyer may choose to debate excessive material scrap charges. In these instances, LSO and the Buyer will negotiate in good faith to determine how costs are allocated.

Shipping costs for procured material will be paid for by the Buyer if the most economical shipping method is utilized or if the Buyer specifically requests that express shipping be utilized. If express shipping is utilized to compensate for inadequate material planning at LSO, then LSO will cover the appropriate incremental costs. Excess shipping costs due to supplier delays will be paid by the Buyer.

e.	Carrying Charges. Provided that LSO observes the requirements of Section 7(a) hereof, and Buyer has requested to delay manufacturing arid receipt of Orders and, as a result, LSO’s materials inventory has become stagnant, Buyer shall pay LSO a carrying charge of 1.5% per month calculated on the stagnant portion of such materials inventory. Notwithstanding the foregoing, Buyer may at any time purchase from LSO, at LSO’s cost plus mark up, or remit a deposit for the equivalent amount of, any stagnant inventory in order to avoid being charged inventory carrying charges.

f.	Obsolete Inventory. Buyer agrees to purchase from LSO, at cost plus mark up, any inventory purchased by LSO in reliance on Buyer’s Orders, which inventory is rendered obsolete due to a change to the Specifications. LSO shall, however, first use reasonable efforts to return any such inventory, and Buyer agrees to pay for the restocking charges, shipping and similar out-of-pocket costs to LSO as applicable.

g.	Supply Accuracy. The quantity of Product delivered by LSO to the Buyer or transferred into the Buyer’s finished goods by LSO will deviate from the quantity

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specified in each Buyer Order by no more than +5% or - 2%. The date by which LSO will deliver Product to the Buyer or transfer Product into the Buyer’s finished goods will deviate from the delivery date or Lot Release Date specified in each Buyer Order by no more than +2 or - 4 days. In the event that design or process problems arise, and LSO and the Buyer agree that the problem is not attributable to LSO, then the Buyer agrees that LSO may deviate from these quantity and delivery accuracy goals if necessary. LSO will deliver all records required by the Buyer no later than 3 business days after the date of Order shipment or the Lot Release Date.
8.	Packaging, Shipping and Delivery. LSO shall ship the Buyer’s Products in accordance with packaging and shipping instructions provided by Buyer. Unless otherwise specified in writing in a particular Order, all Product deliveries shall be shipped F.O.B. destination.

9.	Spares and Refurbishment. Buyer may require LSO to provide component and subassembly inventory (spares) to support the Products in the field. Buyer agrees to pay LSO the actual costs of such spares or any components consumed in the refurbishment process. Buyer also agrees to pay LSO an agreed upon rate for refurbishment in addition to the components. LSO will establish quotations to provide refurbishment services in lieu of Labor Time plus Material plus mark up model.

10.	Payment.
a.	Invoice. LSO will invoice at the time of shipment of Products or at the time such Products are available for fulfillment pursuant to Buyer’s instructions as contemplated by Section 11 hereof. Buyer shall pay such invoices within 30 days of invoice receipt.

b.	Pricing. LSO’s invoices shall reflect charges for the Products as specified in Exhibit B. Such charges are exclusive of taxes, shipping and insurance. Charges for taxes, shipping and insurance (to the extent applicable) shall be separately stated on LSO’s invoice.

If the Buyer and LSO update Exhibit B such that Product pricing is calculated on a per unit basis (e.g. transfer price):
•	LSO will provide updated Product pricing no less frequently than once every three (3) months to incorporate Buyer’s share of all cost reduction initiatives and to reflect reductions in applicable labor or component purchasing costs.

•	Material purchasing costs changes by 10% or greater during a one month period will be integrated into the Product pricing before the following month’s invoice is generated.

•	LSO will provide the Buyer unrestricted access to audit LSO material purchasing cost data if necessary to verify these costs, and the Buyer will conduct and pay for these audits.
c.	Security and Deposits. Buyer understands LSO will grant a Credit Exposure for Buyer as defined in Exhibit B. Buyer agrees to provide LSO security in the form of a credit or cash deposit for any exposure created by Buyer’s requirements

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greater than the Credit Exposure approved by LSO.

d.	Minimum Purchase Quantity. Buyer and LSO agree that no minimum purchase requirement for Products is established by this Agreement.
11.	Fulfillment. Upon Buyer request, LSO agrees to provide fulfillment services to Buyer for the Products as quoted and defined in Exhibit B pursuant to Buyer’s periodic Orders. LSO will invoice separately at the end of each month for such fulfillment services. Buyer shall pay such invoices within 30 days of receipt.

12.	Warranty
a.	Refer to Exhibit C for LSO standard warranty.
13.	Intellectual Property.
a.	Ownership. As between Buyer and LSO, Buyer shall own all right, title and interest in and to Products and the Know-How, Improvements and Patents related thereto. No implied rights or licenses are granted by this Agreement. Buyer shall have the right to apply, in its own name and at its own expense, for patent, copyright or other Intellectual Property rights in such Know-How and Improvements and, if requested, LSO shall cooperate with Buyer in any reasonable manner in obtaining such protection. LSO agrees that all such Know-How and Improvements shall be owned solely by Buyer, even though developed as a result of this Agreement, and regardless of whether conceived, created or developed by Buyer or LSO.

b.	License. During the Term of this Agreement and limited to the scope and purposes hereunder, Buyer grants to LSO a non-exclusive, royalty-free right and license under the Patents, Know-How and Improvements to make the Products solely for delivery to Buyer or Buyer’s designee.
14.	Confidentiality.
a.	General Obligation. All information provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) shall be governed by this Section 14.

b.	Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place

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and date of such oral, visual or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made.

c.	Disclosure. The Recipient shall hold in confidence, and shall not disclose to any person outside its organization, any Proprietary Information, regardless of the termination of the Term of this Agreement. The Recipient shall use such Proprietary Information only for the purpose of developing the Product with the Disclosing Party or fulfilling its future contractual requirements with the Disclosing Party and shall not use or exploit such Proprietary information for any other purpose or for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Recipient shall disclose Proprietary Information received by it under this Agreement only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information.

d.	Limitation on Obligations. The obligations of the Recipient specified in this Section 14 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information: (i) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient; (ii) is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligation; (iii) becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information; (iv) is independently developed by the Recipient without reference to or reliance upon the Proprietary Information; or (v) is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

e.	Ownership of Proprietary Information. Subject to Section 13(a), the Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of Proprietary Information and all Intellectual Property rights embodied therein.

f.	Return of Documents. The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all drawings, documents and other tangible manifestations of Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof) provided that the Recipient may keep one archival copy of the same.
15.	Indemnification. Buyer shall indemnify, defend and hold harmless LSO from and against any Losses arising out of or relating to a claim brought by a third party against LSO only to the extent that such claim and corresponding Losses are attributed to (i) a defect in the design of the Buyer’s Products (including a defect in the design of any materials specified to LSO by the Buyer), (ii) any breach of the terms of this Agreement by Buyer, or (iii) the manufacture, sale or use of any Product in accordance with the Specifications

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and operating instructions provided by Buyer, which results in infringement of any patent or copyright, or misappropriation of any trade secret or other proprietary right of a third party.

Indemnification Procedure. A party claiming indemnification under this Section 15 (an “Indemnified Party”) shall provide prompt written notice to the other party (the “Indemnifying Party”) of any and all notices, claims, demands, pleadings, and other facts or circumstances that may, in the Indemnified Party’s reasonable judgment, be likely to result in a claim for indemnification. The Indemnified Party’s failure to provide such prompt written notice shall reduce the indemnification obligation of the Indemnifying Party to the extent that such failure resulted in demonstrable prejudice to the Indemnifying Party. The Indemnified Party shall promptly tender defense of any litigation or other formal dispute to the Indemnifying Party, and the Indemnifying Party shall select counsel of its choice, reasonably acceptable to the Indemnified Party for such litigation or dispute. The Indemnified Party shall cooperate completely with the Indemnifying Party, including without limitation providing timely responses to all discovery requests and providing expert and factual witnesses as necessary or desirable. The Indemnifying Party shall have the sole authority to negotiate and settle such claims to the extent of the applicable indemnification obligation.
a.	Insurance. Each party shall maintain general liability insurance in an amount not less than $1,000,000. Buyer shall maintain product liability insurance in an amount not less than $2,000,000. Any amounts paid under such insurance policies by the either party’s insurer shall reduce the indemnification obligation of the Indemnified Party with respect to a particular claim.
16.	Limitation of Liability. Neither party shall be liable to the other party for any consequential, incidental or punitive damages, including, but not limited to, damage to property, for loss of use, loss of time, or loss of profits or income.

17.	Integration. This Agreement, the attached Exhibits A through C, and the Contract Manufacturing Quality Agreement (or its most currently approved version), constitute the complete and exclusive statement of the terms of the agreement between LSO and Buyer and supersedes all prior and contemporaneous agreements including purchase orders and undertakings of LSO and Buyer with respect to the subject matter hereof.

18.	Second Sourcing. Buyer shall notify LSO in the event mat it utilizes any source of contract manufacturing for the Products identified by this agreement.

19.	Term and Termination.
a.	Initial Term and Renewal Term. Unless sooner terminated in accordance with Section 19(c), the initial term of this Agreement shall be one (1) year and thereafter this Agreement may be renewed for successive one year periods upon the written consent of both parties (such initial term and renewal terms collectively referred to herein as the “Term”).

b.	Termination For Convenience. Buyer may terminate this Agreement at any time

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by providing written notice of not less than one-hundred eighty (180) days to LSO. LSO may terminate this Agreement at any time by providing written notice of not less than one-hundred eighty (180) days to Buyer in accordance with section 19(e).

c.	Termination For Cause. The Term of this Agreement shall terminate: (i) automatically, if one of the parties fails to perform any material obligations hereunder, and such material obligations remain uncured sixty (60) days following the date that the other party delivers to the defaulting party written notice describing such performance failures; (unless breach is for non payment for Product in which case the cure period is 10 business days plus interest at 18% annualized) or (ii) immediately upon notice by either party if the other party shall file for liquidation, bankruptcy, reorganization, compulsory composition, dissolution, or if the other party has entered into liquidation, bankruptcy, reorganization, compulsory composition or dissolution, or if the other party is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute).

d.	Effect of Termination/Survival. Upon expiration of the Term of this Agreement or termination hereof, neither party shall have any obligations to the other, except that the provisions set forth in Sections 1,12 (until warranty expires), 13 through 18, 20, 24 and 26 through 27 shall survive indefinitely.

Additionally, the Buyer will continue to have access to LSO records as specified in the Contract Manufacturing Quality Agreement for a period of time consistent with FDA, EU MDD, and other applicable regulatory requirements.

e.	Transition. Upon expiration of the Term of this Agreement or termination hereof, and for a period of six (6) months thereafter, LSO shall provide reasonable cooperation and assistance (including without limitation knowledge transfer, materials sourcing, transfer of unused materials and unfinished inventory, and removal and shipping of Buyer-owned tooling and fixtures) to transition production of the Products to a third party designated by Buyer. LSO may invoice Buyer for actual charges incurred by LSO in such rendering such transition services, including consulting service fees billed on an hourly basis at LSO’s standard rates.
20.	Compliance with Laws. Each party shall obtain all domestic and foreign governmental licenses, permits and approvals required for such party’s performance under this Agreement. Without limiting the generality of the foregoing: (i) Buyer shall be responsible for complying with all applicable foreign and U.S. federal, state and local laws, rules, regulations and orders and for obtaining all applicable U.S. FDA and other governmental agency clearance and/or approval for sale of the Product; and (ii) LSO shall be responsible for complying with all applicable foreign and U.S. federal, state and local laws, rules, regulations and orders applicable to the manufacturing processes and procedures.

21.	Assignment and Delegation. This Agreement cannot be assigned nor is the

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performance of the duties delegable by either party without the written consent of the other party; provided, however, that this Agreement may be assigned by either party to a purchaser of substantially all of such party’s assets relating to the Products, or to a successor in interest by merger or corporate reorganization. LSO agrees to inform Buyer of any serious discussions that take place between LSO and an acquiring or merger party as early as practically possible.

22.	Governing Law. This Agreement shall be construed to be between merchants and shall be governed by the laws of the State of California.

23.	Relationship of Parties. The relationship of Buyer and LSO is that of Buyer and seller/manufacturer, respectively, of goods. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership, joint venture, agency, or a transfer of any intellectual property of either party, and neither party hereto shall be authorized to act in the name of the other or enter into any contract or other agreement which binds the other.

24.	Enforceability. If any of the provisions of this Agreement, or portions thereof, are found to be invalid by any court of competent jurisdiction the remainder of this Agreement shall nevertheless remain in full force and effect.

25.	Force Majeure. LSO shall use its commercially reasonable best efforts to notify Buyer at least thirty (30) days in advance of any planned holidays or shutdowns, substantial vacations for key personnel, physical inventories, reorganizations, internal and external facility moves, but neither Buyer nor LSO shall be liable for any failure to perform obligations under this Agreement if prevented so by a cause beyond their control and without the fault or negligence of the defaulting party. Without limiting the generality of the foregoing, such causes include acts of God, fires, floods, storms, epidemics, earthquakes, riots, civil disobedience, wars or war operations, or restraint of government.

26.	Amendment. This Agreement may not be amended except in a written amendment signed by each of the parties. Additional or different terms contained in purchase Orders or Order acknowledgments or similar forms shall not be effective unless signed by both parties with reference to this Agreement.

27.	Dispute Resolution, Consent to Arbitration and Venue. LSO and Buyer agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims, and controversies between them (but excluding disputes, claims and controversies in which a third party is a necessary party), arising from this Agreement, including without limitation contract disputes and tort claims, shall be arbitrated in the Los Angeles, California metropolitan area, pursuant to the Commercial Rules of the American Arbitration Association by a panel of three arbitrators. All expenses of such arbitration shall be borne equally by the parties. Any arbitration decision shall be final and not subject to appeal unless the parties mutually agree otherwise in writing before a final decision by the panel of arbitrators. Any arbitration order or award may be enforceable in an appropriate court as provided herein. Each party shall select one

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arbitrator and those two arbitrators shall select the third arbitrator to form the panel. Each party reserves the right, notwithstanding the foregoing, to seek equitable relief in a court of competent jurisdiction in any appropriate state or federal court. The prevailing party in any arbitration or court proceeding is entitled to be reimbursed for any and all reasonable attorney’s fees, expert fees, and costs of suit from the losing party.
IN WITNESS WHEREOF, the authorized representatives signing below have entered into this Contract Manufacturing Agreement on behalf of the parties as of the Effective Date.

Life Science Outsourcing, Inc.	Asthmatx, Inc.

By: /s/ [ILLEGIBLE SIGNATURE]	By: /s/ Gary Kaplan

Title: PRESIDENT & CEO	Title: SVP, TECHNOLOGY & OPERATIONS

Date: 01-21-06	Date: 1/11/06

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Exhibit A
Design and Specifications
As provided by the Buyer and released in LSO’s Quality System.

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Exhibit B
Pricing
LSO Product pricing is specified in LSO’s latest Proposal for Services.

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Exhibit C
WARRANTY
1.	Scope Of Warranty Life Science Outsourcing, Inc. (LSO) services are generally limited to the assembly, packaging, and sterilization of medical devices. If other services are provided by LSO, the warranty, if any, for such services will be as separately negotiated and agreed to in writing by LSO and the Customer.

2.	Limited Warranty
A.	Assembly and Packaging. LSO warrants that its assembly and packaging services shall be free from defects in material and workmanship to the level specified by the customer. Any claim relating to this assembly and packaging warranty must be submitted to LSO in writing, accompanied by representative samples, within ten (10) days after receipt of the assembled or packaged product from LSO.

B.	Sterilization. LSO warrants that its sterilization services shall be conducted by certified facilities to meet or exceed industry sterilization standards. Any claim relating to the sterilization warranty must be submitted to LSO in writing, accompanied by representative samples, within ten (10) days after receipt of the sterilized product from LSO.

C.	Procedure. The written claim, together with representative samples, shall be sent to the facility:
Life Science Outsourcing, Inc.
830 Challenger Street
Brea, CA 92821
Attn: Barry Kazemi
Upon confirmation by LSO of a warranty breach, LSO will authorize the return of the defective products. Products claimed to be defective are not to be returned without such prior LSO written approval. The remedy for defective product shall be as provided below.
3.	Exclusive Remedy For defective product, the exclusive remedy shall be for LSO to, at its option, repair the defective product, replace the defective product or issue credit for the defective product.

4.	Disclaimer Except as expressly provided herein, LSO makes no warranty of any kind, express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. The above warranties are in lieu of all other warranties, and no person (including any agent, dealer or representative of LSO) is authorized to make any representation or warranty concerning the LSO services except to refer the Customer to this warranty. LSO shall not be responsible for the cost of labor or other charges of any kind incurred outside its facilities. LSO

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shall under no circumstances be liable for special, incidental, consequential or exemplary damages of any nature whatsoever, however occasioned (whether by negligence or otherwise), including, but not limited to, commercial loss from any cause, business interruption of any nature, loss of profits or personal injury, even if LSO shall have been advised of the possibility of such damages.